I VELLMER INC.
CHARTERED ACCOUNTANT*

721 - 602 West Hastings Street
Vancouver,    B.C.,    V6B  1P2

Tel:                        604-687-3773
     Fax:                       604-687-3778
E-mail:              vellmer@i-vellmer.ca
*denotes an incorporated professional

May 13, 2009

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549
U.S.A.

Dear Sirs:

Re:          Amazon Goldsands Ltd. - SEC File No. 00-51203

I am the former independent auditor for Amazon Goldsands Ltd. ("the Company").  I have read the Company's Current Report on Form 8-K dated May 13, 2009.  I am in agreement with the statements regarding the Firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exhchange Commission.  I have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/  I VELLMER INC.
I VELLMER INC.

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